THIRD AMENDMENT TO THE

USA MUTUALS

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

with

USA MUTUALS ADVISORS, INC.

THIS THIRD AMENDMENT dated as of December 11, 2015, to the Amended and Restated Investment Advisory Agreement, dated as of July 29, 2014 (the “Agreement”), is entered into by and between USA MUTUALS (the “Trust”), on behalf of the series of the Trust as indicated on Amended Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and USA Mutuals Advisors, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the addition of the USA Mutuals Beating Beta Fund and the USA Mutuals Dynamic Market Opportunity Fund as new series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding the USA Mutuals Beating Beta Fund and the USA Mutuals Dynamic Market Opportunity Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USA MUTUALS	USA MUTUALS ADVISORS, INC.
on behalf of its series listed on Amended Schedule A

By: /s/ Joseph C. Neuberger Name: Joseph C. Neuerger Title: Chairman	By: /s/ Jerry Szilagyi Name: Jerry Szilagyi Title: President

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
between
USA MUTUALS
and
USA MUTUALS ADVISORS, INC.

Pursuant to Article 5, the Trust shall pay the Adviser compensation at an annual rate as follows:

FUND:	Compensation: (as a percentage of daily net assets)	Date Added:
USA Mutuals Generation Wave Growth Fund	0.95%	6/21/2001
USA Mutuals Barrier Fund*	0.95%	8/30/2002
USA Mutuals Takeover Targets Fund	1.00%	2/26/2015
USA Mutuals/WaveFront Hedged Emerging Markets Fund	1.25%	8/24/2015
USA Mutuals Beating Beta Fund	1.00%	12/11/2015
USA Mutuals Dynamic Market Opportunity Fund	1.75%	12/11/2015

Amended: December 11, 2015

*The name of the Fund was changed to “USA Mutuals Barrier Fund” effective July 29, 2014.  Prior to that date, the name of the Fund was “Vice Fund.”